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FOR IMMEDIATE RELEASE

AST SpaceMobile Announces an Expanded Board of Directors to Join at The Closing of the Business Combination with New Providence Acquisition Corp.

•	Board will include senior representatives from leading global wireless infrastructure companies, including Rakuten, Vodafone and American Tower, as well as directors from major financial and investment firms

•	Creates a well-rounded, knowledgeable leadership team supporting AST’s initiative to provide connectivity from space to every mobile phone around the world

MIDLAND, TX, March 2, 2021 – AST & Science, LLC (“AST”), the company building the first and only space-based cellular broadband network accessible directly by standard mobile phones, today announced the Board of Directors of AST SpaceMobile, Inc. (“AST SpaceMobile”). AST SpaceMobile will be a public company (NASDAQ: ASTS) following AST’s expected business combination (“AST Business Combination”) with New Providence Acquisition Corp. (“NPA”) (NASDAQ: NPA, NPAUU and NPAWW), a special purpose acquisition company.

“We’re thrilled to have the expertise of our board members, who are pioneers in their industries, including the additions of Edward Knapp of American Tower, Richard Sarnoff of KKR, Ronald Rubin of Tower Alliance, Julio Torres of Multiple Equilibria Capital and Alex Coleman of NPA,” said Abel Avellan, Chief Executive Officer and Chairman of AST SpaceMobile. “With our Board leadership team now in place, we’re preparing for the approaching close of our business combination, enabling our next phase of rapid growth.”

The AST Business Combination was structured to provide adequate funding to build and launch AST SpaceMobile’s first phase of 20 production satellites by early 2023. These satellites are expected to initially enable service to equatorial regions, covering 1.6 billion people and begin generating revenue in collaboration with world-class mobile network operators that include one of our founding and strategic technology partners, Vodafone.

AST SpaceMobile’s goal, in partnership with existing mobile operators, is to eliminate the connectivity gaps faced by today’s 5 billion mobile subscribers and finally bring broadband to approximately half of the world’s population who remain unconnected.

Members of the AST SpaceMobile Board of Directors after closing will include:

•	Edward Knapp, Chief Technology Officer for American Tower Corporation
•	Richard Sarnoff, Partner at Kohlberg Kravis Roberts & Company (“KKR”)
•	Ronald Rubin, Co-Founder and Managing Director of Tower Alliance, LLC.
•	Julio A. Torres, Managing Partner at Multiple Equilibria Capital
•	Alexander Coleman, NPA’s Chairman

These leaders will join individuals who currently serve on AST’s Board of Directors as directors of AST SpaceMobile, including:

•	Abel Avellan, AST’s Chief Executive Officer and Chairman
•	Thomas Severson, Chief Financial and Operating Officer of AST
•	Hiroshi Mikitani, Chairman and Chief Executive Officer of Rakuten, Inc.
•	Tareq Amin, Group Executive Vice President and Chief Technology Officer of Rakuten, Inc.
•	Luke Ibbetson, Head of Group R&D at Vodafone Group
•	Adriana Cisneros, Chief Executive Officer of Cisneros

Additional Information on Board Members

Abel Avellan Mr. Avellan is AST’s Chairman, founder and Chief Executive Officer since its inception in 2017. Prior to founding AST, Mr. Avellan served as the founder and Chief Executive Officer of Emerging Markets Communications (EMC), a satellite-based communications services provider to maritime and other mobility markets, from 2000 until its sale for $550 million in July 2016. Mr. Avellan has over 25 years of success in the space industry and is the co-inventor of 24 U.S. patents. He was the recipient of the Satellite Transaction of the Year award by Euroconsult in 2015 and was named Satellite Teleport Executive of the Year in 2017. A proud United States citizen, Mr. Avellan resides in Florida with his family.

Hiroshi Mikitani is the founder, Chairman and Chief Executive Officer of Rakuten, Inc. Founded in 1997, Rakuten Inc. is one of the world’s leading Internet service companies. Rakuten has a dynamic ecosystem of more than 70 services, spanning e-commerce, fintech, digital content and communications, bringing the joy of discovery to more than 1.4 billion members around the world. Rakuten also became Japan’s newest mobile network operator in 2019. Mikitani was educated at Hitotsubashi University in Tokyo, began his career in investment banking, and earned his MBA at Harvard Business School. In 2012, he was awarded the HBS Alumni Achievement Award, one of the school’s highest honors.  In 2011, he was appointed Chairman of the Tokyo Philharmonic Orchestra. He also serves as Representative Director of the Japan Association of New Economy (JANE). In 2016, he was appointed Chairman and Director of Rakuten Medical, Inc. a biotechnology company developing the proprietary Illuminox™ platform as a new standard in precision-targeted anti-cancer treatment technology, and also took up the role of CEO in 2018.

Thomas Severson has served as AST’s Chief Financial Officer and Chief Operating Officer since October 2017. Prior to such time, Mr. Severson served as the Executive Vice President and Chief Financial Officer of Emerging Markets Communications (EMC) from 2015 until its sale to Global Eagle Entertainment Inc. in July 2016. Mr. Severson continued in the same position for Global Eagle Entertainment Inc. following the acquisition of EMC until February 2017. Prior to that, Mr. Severson worked as Chief Financial Officer for a number of private and public companies, including Myxer Inc., The Nicklaus Companies, American Media, Inc., Paxson Communications, Inc. Earlier in his career, he was Chief Accounting Officer at Sinclair Broadcast Group Inc. and a certified public accountant with KPMG. Mr. Severson graduated magna cum laude and has a Bachelor of Science Degree in Accounting from the University of Baltimore.

Tareq Amin serves as Group Executive Vice President and Chief Technology Officer of Rakuten, Inc., one of the world’s leading Internet service companies, as well as having served as Chief Technology Officer of Rakuten Mobile, Inc. since June 2018. With a career in the mobile network industry of almost two decades, prior to joining Rakuten, Amin was a key contributor to the transformation of the mobile industry in India as Senior Vice President of Technology Development and Automation for Reliance Jio. Prior to that, he served as Vice President of Carrier Solutions for Huawei and as Senior Director of National Planning & Performance at T-Mobile. Mr. Amin also currently serves on the board of several private companies. Mr. Amin holds a bachelor’s degree in electrical engineering and physics from Portland State University.

Luke Ibbetson has worked with Vodafone since 1996 and has led the Vodafone Group Research and Development organisation since 2013, which is responsible for all aspects of future research, including trials of emerging technologies. Mr. Ibbetson serves on the Board of several industry groups and initiatives, including the 5G Automotive Alliance, and serves as Chairman of the Next Generation Mobile Networks Alliance Board Strategy committee. Mr. Ibbetson holds a B.Sc. in electronic engineering and a M.Sc. in telecommunications from the University of Leeds.

Edward Knapp currently serves as the Chief Technology Officer for American Tower Corporation. Prior to joining American Tower in 2017, Mr. Knapp served as Senior Vice President of Engineering at Qualcomm, where he was responsible for Qualcomm’s New Jersey Corporate Research Center, from which he managed a global engineering team of researchers and product engineering staff. He currently serves on the board of directors of CAR (Center for Automotive Research). Mr. Knapp holds a B.E. in electrical engineering from Stony Brook University, an M.S. in electrical engineering from Polytechnic University (NYU) in New York and an M.B.A. from Columbia University.

Richard Sarnoff is a Partner at Kohlberg Kravis Roberts & Company (KKR) and leads its Media, Entertainment, and Education investing activities for US private equity. From 2014 through 2017, Mr. Sarnoff served as Managing Director and Head of the Media and Communications industry group for KKR, leading investments in the Media, Telecom, Digital Media and Education sectors in the US. Mr. Sarnoff currently serves on the Board of Directors of Chegg, Inc., and of several private companies for KKR, as well as a number of not-for-profit organizations. Mr. Sarnoff holds a B.A. in Art and Archeology from Princeton University and an M.B.A. from Harvard Business School.

Adriana Cisneros has served as the Chief Executive Officer of Cisneros, a global enterprise focused on media & entertainment, digital advertising solutions, real estate, and social leadership, since September 2013. She served as its Vice Chairman and Director of Strategy from September 2005 to August 2013. Since 2018, she has served on the Board of Directors of Mattel Inc. and serves on numerous non-profit boards. Ms. Cisneros holds a B.A. in journalism from Columbia University, a M.A. in Journalism from New York University and a degree in leadership development from Harvard University Business School.

Ronald Rubin is the Co-Founder and Managing Director of Tower Alliance, LLC, a leading provider of outsourced services to wireless infrastructure owners. Mr. Rubin is also the Co-Founder and Managing Director of Southcom Holdings I, LLC, which oversees and implements wireless infrastructure investment and management strategies in Latin America. Mr. Rudin served as Chief Financial Officer of Global Tower Partners from 2010 to 2013. Mr. Rubin holds a B.S. in Accounting from American University and a M.S. in Taxation from Florida International University and is a Certified Public Accountant.

Julio A. Torres has served as the managing partner at Multiple Equilibria Capital, a financial advisory firm since March 2013. Mr. Torres has served as the Chief Executive Officer and member of the Board of Directors of Andina Acquisition Corp. III, since January 2019. From August 2015 to March 2018, Mr. Torres served as Chief Executive Officer and a member of the Board of Directors of Andina Acquisition Corp. II, a special-purpose acquisitions company that consummated an initial business combination with Lazy Days’ R.V. Center, Inc. From October 2011 through January 2013, Mr. Torres served as Co-Chief Executive Officer of Andina Acquisition Corp. He also served as a member of the board of Andina 1 from October 2011 until its merger in December 2013 with Tecnoglass Inc. and has continued to serve on the board of Tecnoglass Inc. since such time. Mr. Torres also serves on the board of several international public companies. Mr. Torres graduated from the Universidad de los Andes and received an M.B.A. from the Kellogg Graduate School of Management at Northwestern University and a master's in public administration from the J.F. Kennedy School of Government at Harvard University.

Alexander Coleman has 20 years of institutional private equity experience, focused predominantly on U.S. based middle-market companies. Most recently, Mr. Coleman has served as NPA’s Chairman of the Board since June 2019 and is the founder and Managing Partner of Annex Capital Management LLC, a U.S. based private equity group founded in 2004. Annex Capital focuses on making control investments in middle-market companies in a broad array of industries, and also acquires distressed debt and direct equity in the secondary market. Concurrently with Annex, Mr. Coleman was a Co-Head and Managing Partner of Citicorp Venture Capital, Citi’s New York based leveraged buyout fund. Mr. Coleman was also a Managing Partner of Sea Hunter, a specialized fund focused on the evolving global cannabis market and a predecessor to Tilt Holdings. Prior to these positions, from 1996 through to 2004, Mr. Coleman was a Managing Investment Partner and co-Head of Dresdner Kleinwort Capital LLC, Dresdner Bank’s North American merchant banking group. While at Dresdner, Mr. Coleman oversaw the bank’s U.S. based private equity businesses, which included control and minority equity investing, mezzanine, distressed senior debt and, for a period of time, a fund-of-funds program. From 1989 to 1995, Mr. Coleman worked with several groups while at Citi, including the Media Group, the Restructuring Group and Citicorp Venture Capital. Mr. Coleman has served as a Director and Chairman of the Board for numerous private and public companies, including Remy Inc., StackTeck Systems Ltd., Maxcess International, TeleCorp PCS, Hypercube (f/k/a KMC Telecom), Mrs. Field’s Famous Brands Inc., Gardenburger Inc., NurseFinders Inc., Waddington International, Inc. and JAC Products, Inc. Mr. Coleman received an M.B.A. from the University of Cambridge and a B.A. in Economics from the University of Vermont.

Upon the closing of the AST Business Combination, AST SpaceMobile’s class A common stock is expected to trade on Nasdaq under the ticker symbol “ASTS.”

About AST SpaceMobile

AST SpaceMobile is building the first, and only, global broadband cellular network in space to operate directly with standard, unmodified mobile devices based on our extensive IP and patent portfolio. Our team of engineers and space scientists are on a mission to eliminate the connectivity gaps faced by today’s five billion mobile subscribers and finally bring broadband to the billions who remain unconnected. Follow AST SpaceMobile on Twitter (@AST_SpaceMobile) and LinkedIn.

About New Providence Acquisition Corp.

New Providence Acquisition Corp. is a special-purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In September 2019, New Providence Acquisition Corp. consummated a $230 million initial public offering (the "IPO") of 23 million units (reflecting the underwriters’ exercise of their over-allotment option in full), each unit consisting of one of the Company’s Class A ordinary shares and one-half warrant, each whole warrant enabling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. New Providence’s securities are quoted on the Nasdaq stock exchange under the ticker symbols NPA, NPAUU and NPAWW.

Additional Information

NPA has filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed AST Business Combination, and NPA will mail the definitive proxy statement and other relevant documents to its stockholders. This communication does not contain all the information that should be considered concerning the AST Business Combination. It is not intended to provide the basis for any investment decision or any other decision in respect to the proposed AST Business Combination. NPA’s stockholders and other interested persons are advised to read the preliminary proxy statement, any amendments thereto, and, when available, the definitive proxy statement in connection with NPA’s solicitation of proxies for the special meeting to be held to approve the AST Business Combination as these materials will contain important information about AST SpaceMobile and NPA and the proposed the AST Business Combination. The definitive proxy statement will be mailed to the stockholders of NPA as of a record date to be established for voting on the Business Combination. Such stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at http://www.sec.gov.

Participants in the Solicitation

NPA, New Providence Acquisition Management LLC and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of NPA’s stockholders in connection with the AST Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the AST Business Combination of NPA’s directors and officers in NPA’s filings with the SEC, including NPA’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 30, 2020, and such information and names of AST’s directors and executive officers will also be in the proxy statement of NPA for the AST Business Combination. Stockholders can obtain copies of NPA’s filings with the SEC, without charge, at the SEC’s website at www.sec.gov.

AST SpaceMobile and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from NPA’s stockholders in connection with the AST Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the AST Business Combination will be included in the proxy statement for the AST Business Combination when available.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the AST Business Combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Forward-Looking Statements

This communication includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact contained in this communication including, without limitation, statements regarding NPA’s or AST SpaceMobile’s financial position, business strategy and the plans and objectives of management for future operations; anticipated financial impacts of the AST Business Combination; future growth, future capital requirements, launch timing, the satisfaction of the closing conditions to the AST Business Combination; and the timing of the completion of the AST Business Combination, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside NPA’s and AST’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Equity Purchase Agreement or could otherwise cause the AST Business Combination to fail to close; (ii) the outcome of any legal proceedings that may be instituted against NPA and AST following the execution of the Equity Purchase Agreement and the AST Business Combination; (iii) any inability to complete the AST Business Combination, including due to failure to obtain approval of the stockholders of NPA or other conditions to closing in the Equity Purchase Agreement; (iv) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the AST Business Combination; (v) the inability to maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the AST Business Combination; (vi) the risk that the AST Business Combination disrupts current plans and operations as a result of the announcement and consummation of the AST Business Combination; (vii) the ability to recognize the anticipated benefits of the AST Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (viii) costs related to the AST Business Combination; (ix) changes in applicable laws or regulations; (x) the possibility that AST or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (xi) other risks and uncertainties indicated in the proxy statement, including those under the section entitled “Risk Factors”, and in NPA’s other filings with the SEC.

NPA cautions that the foregoing list of factors is not exclusive. NPA cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of NPA’s Annual Report on Form 10-K filed with the SEC. NPA’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, NPA disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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Investor Contact:

Michael Bowen

investors@ast-science.com

+1 (203) 682-8299

Media Contact:

Brandyn Bissinger

press@ast-science.com

+1 866 845 6521

Scott Cianciulli

scott@theplunkettgroup.com

+1 (212) 739-6753

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